United States securities and exchange commission logo





                       November 18, 2021

       Christopher Staten
       Interim Chief Financial Officer
       Aerie Pharmaceuticals Inc
       4301 Emperor Boulevard, Suite 400
       Durham, North Carolina 27703

                                                        Re: Aerie
Pharmaceuticals Inc
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-36152

       Dear Mr. Staten:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences